Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Manakoa Services Corp.
Edward Nichols, 303-327-5200, ext. 662
or
The Investor Relations Group, Inc.
Jordan Silverstein or John Nesbett, 212-825-3210

Manakoa Awarded Microsoft ISV Royalty License and Distribution Agreement

BOULDER,  Colo.--Sept.  7, 2005--Manakoa  Services  Corporation,  (OTCBB: MKOS -
News) a pioneer in Enterprise Risk Management software specializing in regulatory compliance products, has entered into a Microsoft ISV (Independent Software Vendor) Royalty License and Distribution agreement. The Company believes the contract greatly enhances its product offerings, technological scope and market opportunity.

The Microsoft ISV Royalty License and Distribution agreement enables Manakoa to offer unified solutions with Microsoft for promotional and resale purposes. As the first initiative, Manakoa plans to make its System Control Management Pack
(SCMP) available with Microsoft Operations Manager 2005 (MOM 2005). The Manakoa System Control Management Pack is listed in the Microsoft MOM Management Pack and Product Connector Catalog website.

"We are excited by the recognition and added opportunity being afforded by Microsoft with this license," stated Ed Nichols, Manakoa Vice President of Business Development. "The ability to offer our customers Manakoa and Microsoft unified solutions represents new avenues for business development and clearly a proven software platform foundation. In addition, the ISV royalty license also represents a greater revenue opportunity for Manakoa."

Manakoa Services Corporation was named a Microsoft Certified Partner in recognition of "a high level of technology proficiency and skilled delivery of valued services to technology customers." Manakoa is also named a Microsoft Technology Alliance Partner as of August of this year and was additionally recognized by Microsoft with a separate Competency Award for delivering ISV/Software Solutions.

About Manakoa Services Software

Manakoa Services (www.Manakoa.com) is a Microsoft MTC Alliance Partner, and a Microsoft Certified ISV Partner. Manakoa is an independent software vendor company addressing the multi-billion dollar IT security, IT compliance, and regulatory compliance marketplace. Manakoa's security and compliance solutions suite offers advanced automation software designed to control business and IT policies, implement and enforce mandated compliance initiatives, and provide dynamic views for monitoring and administration based on the role and permissions of user and department. Manakoa's flagship products provide unique templates for analyzing compliance with United States regulations such as Sarbanes-Oxley, the Gramm Leach Bliley Act, FISMA, and HIPAA.